Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

October 9, 2026

Silvia, Inc.

600 Lexington Avenue, Floor 2

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Silvia, Inc. (formerly known as ProCap Financial, Inc.), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form S-1 of the Company (File No. 333-292590) (the “Registration Statement”), including the related prospectus filed with the Registration Statement dated January 23, 2026, which is amended and restated in its entirety in the prospectus contained in the Post-Effective Amendment (the “Prospectus”). The Registration Statement registers 34,411,715 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issued in connection with the Business Combination (as defined below), consisting of (i) 13,900,000 shares of Common Stock (the “Issued Shares”) offered for resale by certain selling securityholders named in the Prospectus (each, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), (ii) 7,659,237 shares of Common Stock issuable upon conversion of purchased convertible notes issued by the Company (the “Convertible Notes,” and such shares, the “Convertible Note Shares”) and offered for resale by the Selling Securityholders, and (iii) 12,852,478 shares of Common Stock issuable by the Company upon exercise of 12,852,478 warrants (the “Warrant Shares”), including 12,499,978 public warrants (the “Public Warrants”) and 352,500 private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Post-Effective Amendment, (c) the Prospectus, (d) the Business Combination Agreement, dated as of June 23, 2025, by and among the Company, Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, ProCap BTC, LLC, a Delaware limited liability company (“Legacy ProCap”), and Inflection Points Inc. d/b/a Professional Capital Management, a Delaware corporation (as amended, the “Business Combination Agreement”, and such transactions contemplated thereby, the “Business Combination”), (e) the Company’s certificate of incorporation and bylaws, each as currently in effect, (f) the convertible note subscription agreements (collectively, the “Convertible Note Subscription Agreements”) pursuant to which the investors thereto purchased convertible notes issued by the Company (the “Convertible Notes”), (g) the Indenture, dated as of December 5, 2025, by and among the Company, the Guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent, associated with the Convertible Notes (the “Indenture”) (h) the warrant agreement, dated as of May 15, 2025, by and between CCCM and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“CST”), as warrant agent, as subsequently assigned pursuant to that certain warrant assignment, assumption and amendment agreement, dated as of December 5, 2025 (the “A&R Warrant Agreement”), by and among the Company, CCCM, and CST, and (i) the amended and restated registration rights agreement, dated as of December 5, 2025, by and among the Company, Legacy ProCap, Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company, and certain members of Legacy ProCap, under which the Company assumed the obligations of CCCM under that certain registration rights agreement, dated as of May 15, 2025 (as amended, the “Amended and Restated Registration Rights Agreement” and together with the Business Combination Agreement, the Convertible Note Subscription Agreements, the Indenture and the A&R Warrant Agreement, the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures; the legal capacity of natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and as to matters of fact, the truthfulness of the representations made in the Transaction Documents and the certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Issued Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

2.	The Convertible Note Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Note Subscription Agreements and the Indenture, and upon due authentication of the Convertible Note Shares by U.S. Bank Trust Company, National Association, as trustee, will be validly issued, fully paid and nonassessable.

3.	The Warrant Shares have been duly authorized by the Company and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the A&R Warrant Agreement, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Post-Effective Amendment and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ REED SMITH LLP
Reed Smith LLP